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Exhibit 24.1

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No's 33-54210 and 33-41037) of CE Software Holdings, Inc. of our report dated March 10, 2000 relating to the financial statements of Lightning Rod Software, Inc. (formerly known as ATIO Corporation USA, Inc.) which appears in the Current Report on Form 8-K of Lightning Rod Software, Inc. dated May 15, 2000.


PricewaterhouseCoopers LLP
Minneapolis MN
May 15, 2000